                               JOHN HANCOCK TRUST

                              SUBADVISORY AGREEMENT

     AGREEMENT made this 28th day of April, 2006, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and RiverSource Investments, LLC, a Minnesota limited liability company (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   APPOINTMENT OF SUBADVISER

     The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Trust (the "Trust") and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolios"). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.   SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a. Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios' registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

     i. obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

     ii. formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust's registration statement, as amended;

     iii. take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

     iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs, as reasonably requested by the Adviser or the Trustees of the Trust; and

     v. provide assistance to the Trust's Custodian regarding the fair value of securities held by the Portfolios for which market quotations are not readily available, as reasonably requested by the Trust's Custodian or the Adviser, provided that the


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          Trust's Custodian and/or other service provider responsible for valuing the securities held by the Portfolios in accordance with the Portfolios' fair valuation procedures, and not Subadviser, shall be responsible for determining the fair valuation of any such securities.

b. The Subadviser, at its expense, will furnish all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully and all other personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and shareholder accounting services) in accordance with its investment management responsibilities under this Agreement.

c. The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and described in the Trust's registration statement as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser's overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser's other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers. Absent negligence, bad faith or willful misconduct by the Subadviser, the Subadviser shall not be responsible for any loss caused by any act or omission of any broker-dealer; provided, however, that with respect to any broker-dealer that has been selected by the Subadviser, the Subadviser has acted prudently in such selection.

d. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e. The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.


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f.   The Subadviser shall vote proxies relating to the Portfolios' investment securities in accordance with the Trust's proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolios and, subject to the Trust's policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall not be responsible for any other corporate actions relating to the Portfolios, including administrative filings, such as proofs of claims or claims in class actions, but will promptly forward any materials related to such actions received by the Subadviser to the Adviser. In addition, the Subadviser will assist the Adviser or the Trust with respect to these matters by providing historical transaction information as reasonably requested by the Trust's custodian or the Adviser.

3.   COMPENSATION OF SUBADVISER

     The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.   LIABILITY OF SUBADVISER

     Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors. Absent negligence, willful misconduct or bad faith by them, each of the Subadviser, and its respective directors, officers, employees and agents, shall be entitled to rely upon any information or instructions furnished to it (or any of them as individuals) by the Adviser which is believed in good faith to be accurate and reliable. The Adviser understands and acknowledges that the Subadviser does not guarantee to provide any particular rate of return, market value or performance of any assets of the Portfolios. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Adviser may have under such laws or regulations.

5.   CONFLICTS OF INTEREST

     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.

6.   REGULATION

     The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or


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other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.   DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company
Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8.   PROVISION OF CERTAIN INFORMATION

a. The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

     i. the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;


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     ii.  the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

     iii. any change in actual control or management of the Subadviser or the portfolio manager of any Portfolio.

b. The Adviser will promptly notify the Adviser in writing if the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolios.

c. The Adviser will provide the Subadviser with the Trust's current Prospectus and Statement of Additional information and any amendments thereto on a timely basis, including reasonable advance notice of any investment guideline changes. The Adviser will provide the Subadviser such other information relating to the Portfolios and to the services to be provided by the Subadviser under this agreement as the Adviser and Subadviser mutually agree is necessary or appropriate.

9.   SERVICES TO OTHER CLIENTS

     The Adviser understands, and has advised the Trust's Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust's Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10.  CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

     As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

     1.   other subadvisers to a Portfolio;

     2.   other subadvisers to a Trust portfolio;

     3. other subadvisers to a portfolio under common control with the Portfolio.

     The Adviser agrees to furnish a list of any such subadvisers to the Subadviser, and to advise the Subadviser of any changes to the list. The Adviser shall make a good faith effort to ensure that the advisory contracts of each such subadviser contain the same prohibitions as this Section 10.


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11.  AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

12.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties.

13.  HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

15.  SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.  GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17.  LIMITATION OF LIABILITY

     The Agreement and Declaration of Trust dated September 28, 1988, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "John Hancock Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal


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

liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

18.  CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information. The Adviser agrees to furnish the Subadviser with a copy of any such portfolio holdings disclosure policy it has adopted and that remains in effect from time to time.

     All information and advice furnished by the Subadviser to the Adviser under this Agreement shall be confidential and shall not be disclosed to third parties, except as required by law, permitted by the Trust's Policy Regarding Disclosure of Portfolio Holdings or authorized in writing by the Subadviser, as applicable. All information furnished by the Adviser to the Subadviser and its affiliates under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as required by law, permitted by the Trust's Policy Regarding Disclosure of Portfolio Holdings, authorized in writing by the Adviser, or where it is necessary to provide services to the Adviser or the Portfolios in connection with this Agreement, as applicable. The Sub-Adviser may share information provided by the Adviser with the Subadviser's affiliates in accordance with the Subadviser's privacy policies in effect from time to time, as communicated in writing by Subadviser to Adviser and not otherwise objected to by Adviser, or in accordance with the Trust's Policy Regarding Disclosure of Portfolio Holdings, as applicable.

19.  COMPLIANCE

     Upon execution of this Agreement, the Subadviser shall provide the Adviser with a summary of the Subadviser's written policies and procedures relating to the Subadviser's management of the Portfolios ("Compliance Policies") as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) notification of any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser relating to the Subadviser's management of the Portfolios and documentation describing the results of any such examination, (iii) documentation describing the results of the Subadviser's assessment regarding testing of the Compliance Policies, and (iv) notification of any material compliance matter (as defined in Rule 38a-1 under the Investment Company Act) that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser's code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources in order to allow the Adviser to test the Compliance Policies of the Subadviser, as the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.


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20.  REPRESENTATIONS, WARRANTIES AND COVENANTS

a.   The Adviser represents, warrants and covenants that:

     i. The Adviser: (i) is not prohibited by the Investment Company Act or the Investment Advisers Act from performing the services contemplated by this Agreement; (ii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Investment Advisers Act; (iii) has adopted written policies and procedures that are reasonably designed to prevent violations of the Investment Advisers Act from occurring; and
          (iv) has the authority to enter into and perform the services contemplated by this Agreement.

     ii. The (i) the Trustees of the Trust have approved the appointment of the Subadviser pursuant to this Agreement; and (ii) the person executing this Agreement on behalf of the Adviser is authorized to do so.

b.   The Subadviser represents, warrants and covenants that:

     i. The Subadviser: (i); is not prohibited by the Investment Company Act or the Investment Advisers Act from performing the services contemplated by this Agreement; (ii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Investment Advisers Act; (iii) has adopted written policies and procedures that are reasonably designed to prevent violations of the Investment Advisers Act from occurring;
          (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     ii. The person executing this Agreement on behalf of the Subadviser is authorized to do so.

c. The Adviser or Subadviser will promptly notify the other in writing if any of their respective representations or warranties made in this Agreement change or become untrue for any reason.

21.  ACKNOWLEDGMENTS OF ADVISER

     The Adviser understands and acknowledges that:

a. The Subadviser shall have no responsibility under this Agreement for such other assets or assets over which the Subadviser has no discretionary investment management authority pursuant to this Agreement.

b. The Adviser has received a copy of Part II of the Subadviser's Form ADV or other brochure meeting the requirements of Rule 204-3 under the Investment Advisers Act ("Subadviser Disclosure Brochure").


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

22.  CUSTODY

     The Subadviser shall not act as custodian for the Trust and shall not take possession of any assets of the Portfolios. The Subadviser shall give notice and directions with respect to transactions in a manner that shall be agreed upon with the Trust's custodian. Absent negligence, bad faith, or willful misconduct by the Subadviser, the Subadviser shall not be responsible for any loss caused by any act or omission of the Trust's custodian.

23.  MARKET DATA.

     The Subadviser may provide the Adviser or the Trustees of the Trust with third party market data relating to securities and securities markets. While the Subadviser believes that such data is accurate, complete and timely, the Subadviser does not guarantee the accuracy, completeness, or timeliness of such information nor does it imply any warranty of any kind regarding the market data.

24.  USE OF NAME

     The Adviser agrees that the Subadviser may identify the Adviser, the Trust or the Portfolios by name in the Subadviser's current client list. Such list may be used with third parties.

25.  COUNTERPARTS

     This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same Agreement.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC


By: /s/ John G. Vrysen
    ---------------------------------
    John G. Vrysen
    Executive Vice President and
    Chief Financial Officer


                                        RIVERSOURCE INVESTMENTS, LLC


                                        By: /s/ Paula R. Dwyer
                                            ------------------------------------
                                        Name: Paula R. Dwyer
                                        Title: Senior Vice President


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

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                 FIRST          NEXT           NEXT        EXCESS OVER
                             $250 MILLION   $250 MILLION   $500 MILLION     $1BILLION
                             OF AGGREGATE   OF AGGREGATE   OF AGGREGATE   OF AGGREGATE
PORTFOLIO                     NET ASSETS*    NET ASSETS*    NET ASSETS*    NET ASSETS*
---------                    ------------   ------------   ------------   ------------
Mid Cap Value Equity Trust

* The term Aggregate Net Assets includes the net assets of a Portfolio of the Fund. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Fund are determined as of the close of business on the previous business day of the Fund, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Fund Portfolio(s)                  Other Portfolio(s)
-----------------                  ------------------
Mid Cap Value Equity Trust   --    Mid Cap Value Equity Fund, a series of John Hancock Funds II

     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


                                      A-11